Exhibit 99.1

Rightside Announces First Quarter 2016 Financial Results

Registry Revenue Grows 64% Over the Prior Year Period

KIRKLAND, Wash., May 10, 2016 -- (GLOBENEWSWIRE) -- Rightside Group, Ltd. (Nasdaq: NAME), a leading provider of domain name services that advance the way businesses and consumers define and present themselves online, today announced financial results for the first quarter ended March 31, 2016.

“We had a strong start to 2016, delivering solid revenue and expanding margins year over year as we continue to capitalize on the opportunity provided by new generic Top Level Domains,” said Chief Executive Officer Taryn Naidu.  “Our Registry services revenue in the first quarter grew 64% to $2.6 million, as we recognized revenue on a growing base of domains registered on our owned and operated gTLDs and began to layer in our 3rd full quarter of renewals with rates that have trended above the overall industry.  Name.com also delivered its best quarter on record from both a GAAP revenue and domain unit registration basis and was up over 24% largely due to growth from our higher margin new gTLDs.”

Financial Summary

(in thousands)

	Three months ended
	March 31,
	2016	2015
Registrar services	$44,018	$41,999
Registry services	2,639	1,605
Aftermarket and other	9,269	7,332
Eliminations (1)	(802)	(405)
Total revenue	$55,124	$50,531

Loss (gain) on other assets, net	$1	$(7,223)

(Loss) income before income tax	$(5,475)	$933
Income tax benefit	(368)	(943)
Net (loss) income	$(5,107)	$1,876

Adjusted EBITDA (2)	$1,809	$568

(1)	Amounts in the eliminations line reflect the elimination of intercompany charges between our Registrar and Registry services businesses.
(2)	This Non-GAAP financial measure is described below and reconciled to GAAP net (loss) income in the accompanying table.

First Quarter 2016 Financial Highlights

(Unless otherwise noted, all comparisons are relative to the fiscal first quarter 2015.)

▪	Registrar services revenue increased to $44.0 million compared to $42.0 million.
▪	Registry services revenue increased 64% to $2.6 million compared to $1.6 million.
▪	Aftermarket and other revenue grew 26% to $9.3 million compared to $7.3 million.
▪	Total revenue increased 9% to $55.1 million compared to $50.5 million.
▪	Net loss was $5.1 million, compared to net income of $1.9 million.
▪	Adjusted EBITDA increased to $1.8 million, compared to $568,000.

Business Highlights

▪	Rightside recently added .GAMES to its owned and operated gTLD portfolio and now has 40 gTLDs in its portfolio, with 39 in general availability.
▪	Rightside’s 39 gTLDs in general availability ended the quarter with over 470,000 registered domains, up 17% over Q4 2015.
▪	Rightside’s retail registrar, Name.com, grew revenue 24% year-over-year with approximately 40% of that growth driven by higher margin new gTLDs.
▪

With over 16.6 million total domains under management as of March 31, 2016, including over 2.9 million domain names registered through its retail outlets, Rightside remains one of the world's largest registrars.

▪

Rightside’s most recent launches have shown strong momentum - with .FAMILY’s registrations exceeding 7,500 to date. .LIVE and .STUDIO have now reached over 50,000 combined registrations and .NEWS, the top performing gTLD in Rightside’s portfolio, now has 75,000 registrations to date.

Registrar Services Operating Metrics

	Three months ended
	March 31,
	2016	2015	Change
End of period domains (in millions) (1)	16.4	16.2	1.2%
Average revenue per domain (2)	$10.79	$10.43	3.5%
Renewal rate (3)	77.2%	77.4%

(1)	A domain is defined as an individual domain name registered by a third-party customer on Rightside’s registrar platforms for which Rightside has begun to recognize revenue.
(2)

Average revenue per domain is calculated by dividing registrar services revenue for a period by the average number of domains registered on Rightside’s registrar platforms in that period.  Average revenue per domain for partial year periods is annualized.

(3)	The renewal rate is defined as the percentage of domain names on Rightside’s registrar platforms that are renewed after their original term expires.

Liquidity and Capital Resources

▪	As of March 31, 2016, cash and cash equivalents increased to $47.0 million, compared to $45.1 million as of December 31, 2015.
▪

At the end of the first quarter, the Company had letters of credit totaling $11 million outstanding with approximately $19 million of available borrowing capacity under its revolving credit facility with Silicon Valley Bank.

Business Outlook

For the full year ending December 31, 2016, Rightside reaffirms its revenue and Adjusted EBITDA guidance:

▪	Total revenue of $218 million to $228 million, inclusive of $12 million to $15 million of GAAP revenue from our Registry Services Business.
▪	Total Adjusted EBITDA of $8 million to $11 million, inclusive of approximately $2 million of incremental discretionary marketing spend for the year.

Conference Call and Webcast

Rightside will host a conference call and audio webcast with investors and analysts today, May 10, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time):

▪	Live conference call: (844) 413-1777 (domestic) or (716) 247-5761 (international)
▪	Conference call replay available through May 15, 2016: (855) 859-2056 (domestic) or (404) 537-3406 (international)
▪	Conference ID: 98913280
▪	Live and archived webcast: http://www.rightside.market

About Non-GAAP Financial Measures

We define Adjusted EBITDA as net income (loss) adjusted for interest, income taxes, gain on sale of marketable securities, gain (loss) on other assets, net, depreciation and amortization, stock-based compensation, as well as the financial impact of acquisition and realignment costs. Acquisition and realignment costs include legal, accounting and other professional fees directly attributable to acquisition activity as well as employee severance and other payments in connection with corporate realignment activities. Adjusted EBITDA is a non-GAAP financial measure and its most directly comparable GAAP financial measure is GAAP net income (loss).  A reconciliation of GAAP net income (loss) to Adjusted EBITDA can be found in the accompanying table. Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.  Rightside compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only as a supplement.

About Rightside

Rightside® inspires and delivers new possibilities for consumers and businesses to define and present themselves online. The company, with its affiliates, is a leading provider of domain name services, offering one of the industry's most comprehensive platforms for the discovery, registration, usage, and monetization of domain names. In addition to being a new gTLD registry operator, Rightside is home to some of the most admired brands in the industry, including eNom and Name.com. Headquartered in Kirkland, WA, Rightside has offices in North America, Europe, and Australia. For more information please visit www.rightside.co.

Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including, among others, Rightside’s expected total revenue, Adjusted EBITDA, and registry services revenue.  Statements containing words such as may, believe, anticipate, expect, intend, plan, project, and estimate or similar expressions constitute forward-looking statements. Statements regarding Rightside’s future performance are based on current expectations, estimates and projections about our industry, financial condition, operating performance and results of operations, including certain assumptions related thereto. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Forward-looking statements involve risks and uncertainties including, among others:  Rightside’s ability to successfully operate new gTLD registries and provide back-end infrastructure services to new and existing registries; Rightside’s ability to successfully market and sell its gTLDs; and the difficulty in predicting and developing consumer demand for new gTLDs. More information about potential risk factors that could affect Rightside’s operating and financial results are contained in Rightside’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission on March 11, 2016.  All forward-looking statements are expressly qualified in their entirety by this cautionary statement.  Rightside does not intend to revise or update the information set forth in this press release, except as required by law, and may not provide this type of information in the future.

Rightside Group, Ltd.

Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended
	March 31,
	2016	2015
Revenue	$55,124	$50,531
Cost of revenue (excluding depreciation and amortization)	41,920	38,957
Sales and marketing	2,638	2,494
Technology and development	5,884	5,115
General and administrative	4,924	4,983
Depreciation and amortization	4,046	3,986
Loss (gain) on other assets, net	1	(7,223)
Interest expense	1,235	1,244
Other (income) expense, net	(49)	42
(Loss) income before income tax	(5,475)	933
Income tax benefit	(368)	(943)
Net (loss) income	$(5,107)	$1,876

Net (loss) income per share attributable to common stockholders:
Basic	$(0.27)	$0.10
Diluted	(0.27)	0.10

Weighted average number of shares outstanding:
Basic	19,146	18,705
Diluted	19,146	18,714

Rightside Group, Ltd.

Balance Sheets

(in thousands)

(unaudited)

	March 31,	December 31,
	2016	2015

Assets
Current assets
Cash and cash equivalents	$46,979	$45,095
Accounts receivable, net	12,897	11,306
Prepaid expenses and other current assets	4,995	7,934
Deferred registration costs	78,758	75,435
Total current assets	143,629	139,770
Deferred registration costs, less current portion	16,228	15,700
Property and equipment, net	12,583	13,298
Intangible assets, net	52,341	54,328
Goodwill	103,042	103,042
gTLD deposits	4,990	8,139
Other assets	1,113	1,451
Total assets	$333,926	$335,728

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$3,135	$7,262
Accrued expenses and other current liabilities	27,322	24,591
Debt	1,500	1,500
Capital lease obligation	1,101	1,193
Deferred revenue	102,057	98,294
Total current liabilities	135,115	132,840
Deferred revenue, less current portion	21,091	20,487
Debt, less current portion	21,729	21,701
Capital lease obligation, less current portion	652	811
Deferred tax liabilities, net	15,099	15,477
Other liabilities	951	1,125
Total liabilities	194,637	192,441
Total stockholders' equity	139,289	143,287
Total liabilities and stockholders' equity	$333,926	$335,728

Rightside Group, Ltd.

Reconciliation of Net (Loss) Income to Adjusted EBITDA

(in thousands)

(unaudited)

	Three months ended
	March 31,
	2016	2015
Net (loss) income	$(5,107)	$1,876
Add (deduct):
Income tax benefit	(368)	(943)
Loss (gain) on other assets, net (1)	1	(7,223)
Interest expense	1,235	1,244
Depreciation and amortization	4,046	3,986
Stock-based compensation expense	1,438	1,539
Acquisition and realignment costs (2)	564	89
Adjusted EBITDA	$1,809	$568

(1)	Net loss (gain) on withdrawals of interest in gTLD applications, included in loss (gain) on other assets, net.
(2)

Acquisition and realignment costs include employee severance and other payments attributable to acquisition or corporate realignment activities. Management does not consider these costs to be indicative of the Company's core operating results.

Investor Contacts

The Blueshirt Group

Allise Furlani, 212-331-8433

Brinlea Johnson, 212-331-8424

IR@rightside.rocks